Exhibit 99.2

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Report of Independent Registered Public Accounting Firm	F-2
Consolidated Balance Sheets as of January 3, 2011, as restated, and January 2, 2012, as restated	F-3
Consolidated Statements of Operations for the years ended December 28, 2009, as restated, January 3, 2011, as restated, and January 2, 2012, as restated	F-4
Consolidated Statements of Changes in Stockholder’s Equity for the years ended December 28, 2009, as restated, January 3, 2011, as restated, and January 2, 2012, as restated	F-5
Consolidated Statements of Cash Flows for the years ended December 28, 2009, as restated, January 3, 2011, as restated, and January 2, 2012, as restated	F-6
Notes to Consolidated Financial Statements	F-7
Condensed Consolidated Balance Sheets as of January 2, 2012, as restated, and March 26, 2012 (unaudited), as restated	F-29
Condensed Consolidated Statements of Operations for the twelve weeks ended March 28, 2011 (unaudited), as restated, and March 26, 2012 (unaudited), as restated	F-30
Condensed Consolidated Statements of Comprehensive Income for the twelve weeks ended March 28, 2011 (unaudited), as restated, and March 26, 2012 (unaudited), as restated	F-31
Condensed Consolidated Statements of Cash Flows for the twelve weeks ended March 28, 2011 (unaudited), as restated, and March 26, 2012 (unaudited), as restated	F-32
Notes to Condensed Consolidated Financial Statements (unaudited)	F-33

Report of Independent Registered Public Accounting Firm

To the Stockholders and Board of Directors of

Ignite Restaurant Group, Inc.

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, changes in stockholder’s equity and cash flows present fairly, in all material respects, the financial position of Ignite Restaurant Group, Inc. and its subsidiaries (the “Company”) at January 3, 2011 and January 2, 2012, and the results of their operations and their cash flows for the fiscal years ended December 28, 2009, January 3, 2011, and January 2, 2012, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 3 to the consolidated financial statements, the Company has restated its fiscal year 2009, 2010 and 2011 consolidated financial statements.

/s/ PricewaterhouseCoopers LLP

Houston, Texas

March 1, 2012, except as to Notes 3 and 16, which are dated October 30, 2012

IGNITE RESTAURANT GROUP, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except par value)

	January 3, 2011	January 2, 2012
	(As restated)	(As restated)
ASSETS
Current assets
Cash and cash equivalents	$12,572	$3,725
Accounts receivable	4,612	7,848
Inventories	3,967	4,179
Deferred tax assets	554	905
Prepaid rent and other current assets	3,623	5,190
Total current assets	25,328	21,847
Property and equipment, net	121,541	143,021
Trademarks, net	2,641	2,198
Deferred charges, net	1,644	4,035
Deferred tax assets	—	3,741
Other assets	1,395	2,993
Total assets	$152,549	$177,835
LIABILITIES AND STOCKHOLDER’S EQUITY
Current liabilities
Accounts payable	$11,126	$14,157
Accrued liabilities	14,721	20,390
Income taxes payable	1,124	—
Current portion of debt obligations	137	3,007
Total current liabilities	27,108	37,554
Long-term debt obligations	34,696	114,750
Deferred rent	5,928	8,554
Deferred tax liabilities	554	—
Other long-term liabilities	1,056	1,178
Total liabilities	69,342	162,036
Commitments and contingencies
Stockholder’s equity
Common stock, $0.01 par value per share, 500,000 shares authorized; 19,178 shares issued and outstanding	192	192
Additional paid-in capital	77,432	4,088
Accumulated earnings	6,076	11,519
Accumulated other comprehensive loss	(493)	—
Total stockholder’s equity	83,207	15,799
Total liabilities and stockholder’s equity	$152,549	$177,835

See accompanying notes to consolidated financial statements.

IGNITE RESTAURANT GROUP, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except earnings per share)

	Fiscal Year
	2009	2010	2011
	(As restated)	(As restated)	(As restated)
Revenues	$307,801	$351,327	$405,243
Costs and expenses
Restaurant operating costs
Cost of sales	89,845	103,981	127,607
Labor and benefits	87,920	98,162	111,721
Occupancy expenses	25,425	27,715	30,708
Other operating expenses	58,606	64,382	72,296
General and administrative	18,783	20,719	23,556
Depreciation and amortization	12,268	13,190	16,011
Pre-opening costs	1,474	4,627	4,855
Restaurant impairments and closures	15	909	333
Loss on disposal of property and equipment	1,244	3,242	1,295
Total costs and expenses	295,580	336,927	388,382
Income from operations	12,221	14,400	16,861
Interest expense, net	(3,867)	(3,831)	(9,215)
Gain on insurance settlements	1,192	589	1,126
Income before income taxes	9,546	11,158	8,772
Income tax expense (benefit)	507	1,456	(3,291)
Net income	$9,039	$9,702	$12,063
Basic and diluted net income per share data:
Net income per share
Basic and diluted	$0.47	$0.51	$0.63
Weighted average shares outstanding
Basic and diluted	19,178	19,178	19,178

See accompanying notes to consolidated financial statements.

IGNITE RESTAURANT GROUP, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDER’S EQUITY

(in thousands, except as indicated)

	Common Stock		Additional Paid-in	Accumulated (Deficit)/	Accumulated Other Comprehensive
	Shares	Amount	Capital	Earnings	Loss	Total
Balance at December 29, 2008 (as previously reported)	19,178	$192	$77,327	$(9,038)	$(804)	$67,677
Restatement adjustments to net income prior to December 29, 2008	—	—	—	(3,627)	—	(3,627)
Balance at December 29, 2008 (as restated)	19,178	$192	$77,327	$(12,665)	$(804)	$64,050
Components of comprehensive income:
Net income (as restated)	—	—	—	9,039	—	9,039
Change in fair value of cash flow hedge	—	—	—	—	89	89
Total comprehensive income (as restated)						9,128
Capital contribution	—	—	51	—	—	51
Stock-based compensation	—	—	9	—	—	9
Balance at December 28, 2009 (as restated)	19,178	$192	$77,387	$(3,626)	$(715)	$73,238
Components of comprehensive income:
Net income (as restated)	—	—	—	9,702	—	9,702
Change in fair value of cash flow hedge (as restated)	—	—	—	—	222	222
Total comprehensive income (as restated)						9,924
Stock-based compensation	—	—	45	—	—	45
Balance at January 3, 2011 (as restated)	19,178	$192	$77,432	$6,076	$(493)	$83,207
Components of comprehensive income:
Net income (as restated)	—	—	—	12,063	—	12,063
Change in fair value of cash flow hedge (as restated)	—	—	—	—	66	66
Termination of interest rate swap	—	—	—	—	427	427
Total comprehensive income	—	—				12,556
Dividends paid (as restated)	—	—	(73,380)	(6,620)	—	(80,000)
Stock-based compensation			36	—	—	36
Balance at January 2, 2012 (as restated)	19,178	$192	$4,088	$11,519	$—	$15,799

See accompanying notes to consolidated financial statements.

IGNITE RESTAURANT GROUP, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	2009	2010	2011
	(As restated)	(As restated)	(As restated)
Cash flows from operating activities
Net income	$9,039	$9,702	$12,063
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	12,268	13,190	16,011
Amortization of debt issuance costs	740	754	2,270
Stock-based compensation	9	45	36
Restaurant impairments	—	276	—
Deferred income tax	—	—	(4,646)
Gain on insurance related to property and equipment	(1,192)	(589)	(1,126)
Non-cash loss on disposal of property and equipment	1,243	3,110	1,269
Lease incentive allowance received	—	350	60
Decrease (increase) in operating assets:
Accounts receivable	988	(1,131)	(2,449)
Inventory	(680)	(155)	(212)
Prepaids and other assets	(3,718)	888	(2,532)
(Decrease) increase in operating liabilities:
Accounts payable and accrued liabilities	(4,924)	9,421	8,296
Other liabilities	1,155	1,818	3,239
Net cash provided by operating activities	14,928	37,679	32,279
Cash flows from investing activities
Proceeds from maturity of investments	3,073	—	—
Purchases of property and equipment	(17,858)	(32,420)	(39,442)
Proceeds from property insurance claims	400	2,383	281
Proceeds from disposal of property and equipment	130	109	4
Purchases of liquor licenses	(465)	—	(222)
Net cash used in investing activities	(14,720)	(29,928)	(39,379)
Cash flows from financing activities
Proceeds from long-term debt	—	—	120,000
Payments on long-term debt	(102)	(102)	(37,046)
Payments on capital leases	(291)	(53)	(30)
Debt issuance costs paid	—	—	(4,671)
Dividends paid	—	—	(80,000)
Capital contributions	51	—	—
Net cash used in financing activities	(342)	(155)	(1,747)
Net (decrease) increase in cash and cash equivalents	(134)	7,596	(8,847)
Cash and cash equivalents at beginning of period	5,110	4,976	12,572
Cash and cash equivalents at end of period	$4,976	$12,572	$3,725

See accompanying notes to consolidated financial statements.

IGNITE RESTAURANT GROUP, INC.

Notes to Consolidated Financial Statements

Note 1—Description of Business

Ignite Restaurant Group, Inc. (referred to herein as the “Company,” “Ignite,” “we,” “us” or “our”) operates two highly differentiated restaurant businesses, Joe’s Crab Shack and Brick House Tavern + Tap. As of January 2, 2012, we owned and operated 119 Joe’s Crab Shack restaurants and 16 Brick House Tavern + Tap restaurants in 31 states within the United States. Joe’s Crab Shack is an established, national chain of casual seafood restaurants. Joe’s serves a variety of high-quality seafood items, with an emphasis on crab. Joe’s is a high-energy, family-friendly restaurant that encourages guests to “roll up your sleeves and crack into some crab.” Brick House Tavern + Tap is a casual restaurant business that provides guests a differentiated “gastro pub” experience by offering a distinctive blend of menu items in a polished setting. Brick House seeks to strike a balance between providing guests with an elevated experience while also appealing to “every-man, every-day.”

As of January 2, 2012, J.H. Whitney VI, L.P. (“J.H. Whitney VI”), an affiliate of J.H. Whitney Capital Partners, LLC, held all the Series A preferred units of JCS Holdings, LLC, our parent (see Note 11 for subsequent initial public offering). Consequently, J.H. Whitney VI held approximately 100% of our total voting stock and, thus, was able to exert substantial influence over us and to control matters requiring approval by our shareholders, including the election of directors, increasing our authorized capital stock, or a merger or sale of substantially all of our assets. As a result of J.H. Whitney VI’s control of us, no change of control can occur without J.H. Whitney VI’s consent.

Note 2—Significant Accounting Policies

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of Ignite and its wholly-owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

Fiscal Year

Our fiscal year ends on the Monday nearest to December 31 of each year. Fiscal year 2010 was a 53-week year, while fiscal years 2009 and 2011 were 52-week years. References to 2009, 2010, and 2011 are references to fiscal years ended December 28, 2009, January 3, 2011, and January 2, 2012, respectively. The first three quarters of our fiscal year consist of 12 weeks and our fourth quarter consists of 16 weeks for 52-week fiscal years and 17 weeks for 53-week fiscal years.

Segment Reporting

We own and operate the Joe’s Crab Shack and Brick House Tavern + Tap restaurant brands in the United States. All of our restaurants compete in the full-service casual dining industry, providing in-restaurant, full service, casual dining, food away from home to our guests. Our brands also possess similar production methods, distribution methods, and economic characteristics, resulting in similar long-term expected financial performance characteristics. Therefore, we believe we meet the criteria for aggregating our restaurant operations into a single reporting segment.

Subsequent Events

We evaluate events subsequent to the balance sheet date through the date the financial statements were issued, noting no subsequent events or transactions that required recognition or disclosures in the financial statements, except as discussed in Note 16.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Fair Value Measurements

We apply fair value accounting for all financial assets and liabilities and nonfinancial assets and liabilities that are recognized or disclosed at fair value in the financial statements on a recurring basis. We define fair value as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities that are required to be recorded at fair value, we assume the highest and best use of the asset by market participants in which we would transact and the market-based risk measurements or assumptions that market participants would use in pricing the asset or liability, such as inherent risk, transfer restrictions, and credit risk.

We apply the following fair value hierarchy, which prioritizes the inputs used to measure fair value into three levels, and base the categorization within the hierarchy upon the lowest level of input that is available and significant to the fair value measurement:

Level 1 —	Quoted prices in active markets for identical assets or liabilities.

Level 2 —

Observable inputs other than quoted prices in active markets for identical assets or liabilities, quoted prices for identical or similar assets or liabilities in inactive markets, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3 —

Inputs that are both unobservable and significant to the overall fair value measurement reflect an entity’s estimates of assumptions that market participants would use in pricing the asset or liability.

Financial Instruments

We record all financial instruments at cost, which is the fair value at the date of transaction. The amounts reported in the consolidated balance sheets for cash and cash equivalents, investments, accounts receivable, derivative financial instruments, and accounts payable and accrued liabilities approximate their fair value because of the short-term maturities of these instruments. The carrying amount of debt is a reasonable estimate of its fair value given the variable rate of interest associated with the instruments.

Revenue Recognition

Revenues from food and beverage sales are recognized when payment is tendered at the point-of-sale and are presented net of promotional allowances, discounts, and employee meals.

Revenues from the sale of gift cards are deferred and recognized upon redemption. Deferred gift card revenue included in accrued liabilities in our consolidated balance sheets was $1.5 million and $1.9 million as of January 3, 2011 and January 2, 2012, respectively. Our gift cards do not have an expiration date and we do not deduct non-usage fees from outstanding gift card balances. We recognize gift card breakage income exclusive of amounts subject to state escheatment laws when the likelihood of redemption of the cards becomes remote. We recorded breakage income of $0.3 million during 2011, the first year in which we have accumulated enough redemption historical data to make such an estimate, and is included in revenues in our consolidated statements of operations. As 2011 was the first year in which we recognized breakage income, the amount recognized includes breakage income related to gift cards sold since the inception of the program in 2007.

We also benefit from certain vendor rebates which are recorded as a reduction to cost of sales. Additionally, we may enter into certain contracts that provide marketing allowances, which are amortized over the life of the contract.

Cash and Cash Equivalents

We consider cash on hand in restaurant units, deposits in banks, and short-term marketable securities with original maturities of 90 days or less as cash and cash equivalents.

Investments

Investments include short-term marketable securities with original maturities greater than 90 days.

Accounts Receivable

Accounts receivable consist primarily of receivables from major credit card processors. We do not provide an allowance for doubtful accounts due to the relative certainty of collection of these receivables and based on our prior loss history with these credit card companies.

Inventories

Inventories are stated at the lower of cost or market, and consist of food, beverage, and retail merchandise. Food and beverage cost is determined using the average cost method. Retail merchandise cost is on a first-in, first-out basis.

Property and Equipment

Property and equipment acquired is stated at cost less accumulated depreciation. Depreciation is calculated using the straight-line method, based on the following estimated useful lives:

Leasehold improvements	Shorter of effective lease term or estimated useful life
Restaurant equipment	10 years
Furniture and fixtures	5 - 10 years
Computer equipment and software	3 - 5 years

We capitalize major replacements and improvements that increase the useful life of the asset, whereas we expense repairs and maintenance as incurred. The cost and accumulated depreciation of assets sold or otherwise disposed of are removed from the balance sheet and any gain or loss is included in the statement of operations.

We capitalize direct costs associated with the site acquisition and construction of restaurant units, including direct internal payroll and payroll-related costs, incremental travel expenses, and interest cost as leasehold improvements. If we subsequently determine that we will not continue acquiring or developing a project for which we have been capitalizing costs, any previously capitalized internal development and third-party costs will be written off as dead deals and included in general and administrative expenses.

Impairment of Long-Lived Assets

We evaluate the recoverability of the carrying amount of long-lived assets, which include property and equipment and intangible assets with definite useful lives, whenever events and circumstances indicate that the carrying value of an asset may not be fully recoverable. Our review for impairment of these long-

lived assets takes into account estimates of future undiscounted cash flows. Factors considered include, but are not limited to, significant underperformance relative to historical or projected future operating results, significant changes in the manner of use of the acquired assets or the strategy for the overall business, and significant negative industry or economic trends. Our asset group for impairment testing is comprised of the assets and liabilities of each of our individual restaurants, since this is the lowest level of identifiable cash flows. An impairment loss is recognized if the future undiscounted cash flows associated with the assets are less than their carrying value. Impairment losses are measured as the amount by which the carrying values of the assets exceed their fair values. For assets held for sale or disposal, we measure fair value using quoted market prices or an estimation of net realizable value.

Restaurant Closure

Costs associated with restaurant closures are recorded when the decision is made to close the restaurant. Expenses and losses related to closed restaurants are recorded in restaurant impairments and closures and loss on disposal of property and equipment in our consolidated statements of operations.

Trademarks

Trademarks consist of intangible assets we acquired during the purchase of Joe’s Crab Shack from Landry’s Restaurants, Inc. (“Landry’s”) in November 2006. At the time of purchase, the trademarks were determined to be approximately $4.4 million, and as of January 3, 2011 and January 2, 2012 had accumulated amortization of approximately $1.8 million and $2.2 million, respectively. Trademarks are amortized on a straight-line basis over their estimated useful life of 10 years. Amortization expense was approximately $0.4 million for 2009, 2010 and 2011, respectively.

Scheduled amortization of trademarks is as follows (in thousands):

Fiscal Year	Amount
2012	$443
2013	443
2014	443
2015	443
2016	426
$2,198

Deferred Charges

Debt issuance costs representing costs to obtain long-term financing are accounted for as a deferred charge and amortized using the interest method over the term of the related financing. Amortization of debt issuance costs, which was approximately $0.7 million, $0.7 million, and $0.8 million for 2009, 2010 and 2011, respectively, are included in interest expense in our consolidated statements of operations.

Scheduled amortization of debt issuance costs is as follows (in thousands):

Fiscal Year	Amount
2012	$998
2013	967
2014	912
2015	831
2016	185
$3,893

Liquor Licenses

The costs of purchasing transferable liquor licenses through open markets in jurisdictions with a limited number of authorized liquor licenses are capitalized as indefinite-lived intangibles and included in other assets. The costs of obtaining non-transferable liquor licenses that are directly issued by local government agencies are expensed as incurred. Annual liquor license renewal fees are expensed over the renewal term. Liquor licenses are reviewed for impairment annually or whenever events or changes in circumstances indicate that the carrying amount may not be recoverable.

Leases

We currently lease all of our restaurant locations under leases classified as operating leases. Minimum base rent for our operating leases, which generally have escalating rentals over the term of the lease, is recorded on a straight-line basis over the lease term. As such, an equal amount of rent expense is attributed to each period during the term of the lease regardless of when actual payments occur. Lease terms begin on the date we take effective control of the property and include cancelable option periods where failure to exercise such options would result in an economic penalty. The difference between rent expense and actual cash payments is classified as deferred rent in the consolidated balance sheets.

Certain leases contain provisions that require additional rental payments based upon restaurant sales volume (“contingent rentals”). Contingent rentals are accrued each period as the liabilities are incurred, in addition to the straight-line rent expense noted above.

Insurance Liabilities

We maintain large deductibles on workers’ compensation, general liability, property, and business interruption insurance coverage. These policies have been structured to limit our per-occurrence exposure. Our estimated liabilities for workers’ compensation and general liability are based on our judgment regarding a number of assumptions and factors, including the frequency and severity of claims, claims development history, case jurisdiction, applicable legislation, and our claims settlement practices.

Hedging Activity

In the past, we have used financial derivatives to manage exposure to interest rate risks. Our derivative instrument was structured as a cash flow hedge, which focuses on variability in cash flows of future transactions. The counterparty to the instrument was a major financial institution who also participates in our bank credit facilities. We do not use hedge instruments for speculative purposes. Derivative instruments were recorded in the balance sheet at fair value. Changes in the fair value of derivatives that were highly effective and were designated and qualify as cash flow hedges are recorded in accumulated other comprehensive loss until realized.

Advertising Expenses

Advertising production costs are expensed at the time the advertising is first aired. All other advertising costs are expensed as incurred. Advertising expenses were approximately $16.7 million, $17.2 million, and $17.9 million for 2009, 2010 and 2011, respectively, and are included in other operating expenses in our consolidated statements of operations.

Pre-opening Costs

Non-capital expenditures associated with the opening of new or converted restaurants are expensed as incurred. Pre-opening costs consist of costs incurred prior to opening a new or converted restaurant and are made up primarily of manager salaries, employee payroll, and other costs related to training and preparing new or converted restaurants for opening. Pre-opening costs also include an accrual for straight-line rent recorded during the period between the date we take effective control of the property and the restaurant opening date for our leased locations.

Stock-based Compensation

Certain key members of management and independent directors were granted common units of JCS Holdings, LLC, our parent company prior to our IPO, under unit grant agreements. Because our parent company’s membership interests have no active market, we performed a valuation to determine the fair value of each common unit granted in fiscal year 2009. The valuation used the market and income approaches with an appropriate discount factor for the common unit’s lack of marketability. No units were granted in fiscal years 2010 or 2011.

We recognize compensation expense for employee and independent director services received in exchange for our parent company’s common units, which is equal to the fair value of the common units at grant date. We ratably expense the fair value of grants in general and administrative expenses in our consolidated statements of operations over the remaining service period of the awards.

Interest Expense, Net

Interest expense, net consists primarily of interest expense related to our debt and amortization of debt issuance costs, net of interest income totaling $1,000, $7,000, and $0 for fiscal years ended 2009, 2010 and 2011, respectively, and capitalized interest expense of $0.3 million in 2011, $0.2 million in 2010, and $0 in 2009.

Income Taxes

We are subject to U.S. federal income tax and income taxes imposed in the state and local jurisdictions where we operate our restaurants. Deferred income taxes are provided on temporary differences between financial statement and income tax reporting. Temporary differences are differences between the amounts of assets and liabilities reported for financial statement purposes and their tax bases. Deferred tax assets are recognized for temporary differences that will be deductible in future years’ tax returns and for operating loss and tax credit carryforwards. Deferred tax assets are reduced by a valuation allowance if it is deemed more likely than not that some or all of the deferred tax assets will not be realized. In assessing the realizability of deferred tax assets, we consider whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. We consider the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. Deferred tax liabilities are recognized for temporary differences that will be taxable in future years’ tax returns.

We account for uncertain tax positions under Financial Accounting Standards Board (“FASB”) guidance, which prescribes a minimum probability threshold that a tax position must meet before a financial statement benefit is recognized. The minimum threshold is defined as a tax position that is more likely than not to be sustained upon examination by tax authorities, based on the technical merits of the position. The tax benefit to be recognized is measured as the largest amount of benefit that is greater than fifty percent likely of being realized upon ultimate settlement. See Note 10 for information regarding changes in our unrecognized tax benefits.

Claims and Other Contingencies

We recognize legal claims and other loss contingencies when information becomes available indicating that a liability has been incurred and the loss amount can be reasonably estimated. Predicting the outcome of claims and litigation involves substantial uncertainties that could cause actual results to vary materially from estimates. We recognize legal expenses, including those related to loss contingencies, as incurred.

Generally, we do not recognize gain contingencies until all contingencies have been resolved, but we recognize gain contingencies that are recoveries of previously recognized contingent losses when realization of the recovery is deemed probable and reasonably estimable.

Recent Accounting Pronouncements

In May 2011, the FASB issued Accounting Standards Update (“ASU”) No. 2011-04, Fair Value Measurement (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in US GAAP and IFRS, which clarifies Topic 820 and provides guidance on changes to certain principles or requirements for measuring fair value. The amendment is effective during interim and annual periods beginning after December 15, 2011. We do not believe that adoption of this standard will have a significant impact on our consolidated financial statements.

In June 2011, the FASB issued ASU No. 2011-05, Comprehensive Income (Topic 220): Presentation of Comprehensive Income, which eliminates the option to present components of other comprehensive income as part of the statement of changes in stockholder’s equity and other reclassifications presented in the financial statements. The update is effective for fiscal years and interim periods beginning after December 15, 2011. Certain provisions of ASU 2011-05 have been amended by ASU No. 2011-12, Comprehensive Income (Topic 220): Deferral of the Effective Date for Amendments to the Presentation of Reclassifications of Items Out of Accumulated Other Comprehensive Income in Accounting Standards Update No. 2011-05, to effectively defer only those changes in ASU 2011-05 that relate to the presentation of reclassification adjustments out of accumulated other comprehensive income. We do not believe adoption of these two updates will have a significant impact on our consolidated financial statements.

Note 3 — Restatement of Previously Issued Financial Statements

We initiated and completed an internal assessment of our lease accounting policies and the review of our historical accounting for fixed assets and related depreciation and certain other accounting areas. Accordingly, we have restated our previously issued financial statements as of January 3, 2011 and January 2, 2012 and for the years ended December 28, 2009, January 3, 2011 and January 2, 2012. The restatement also includes the correction of errors in fiscal years prior to fiscal year 2009 and accordingly we recognized a cumulative adjustment to beginning retained earnings as of December 29, 2008.

Lease Accounting

When accounting for leases that included stated fixed rent increases, we historically recognized rent expense on a straight line basis over the current lease term with the term primarily commencing when actual rent payments began. Additionally, we did not record straight line rent on leases which contained CPI adjustments that also were subject to stated minimum rent increases. Following an internal assessment, we deemed it necessary to correct errors related to our accounting treatment of certain leases. We have corrected the treatment of these leases to recognize rent expense on a straight line basis over the effective lease term, including cancelable option periods where failure to exercise the options would result in an economic penalty. The effective lease term commences on the date when we establish effective control over the property. Furthermore, we now calculate straight line rent on properties with CPI adjustments that are subject to a stated minimum required rent increase.

The lease accounting errors date back to 2006, the year of our origination. The aggregate effect of the lease accounting related restatement items from 2006 (inception) through 2011 is a $3.0 million reduction in income before income taxes. The non-cash charges impact deferred rent expense, which is primarily included in occupancy expenses, and pre-opening expense (the deferred rent portion only). The cumulative impact of these expenses from 2006 through 2008 is a reduction of income before income taxes of $244 thousand. The impact is higher from 2010 through 2011, when we opened 21 new or converted units. The lease accounting restatement adjustments reduce income before income taxes by $328 thousand in 2009, $1.1 million in 2010, and $1.3 million in 2011. The increases in deferred rent expense and preopening expense resulted in a corresponding increase in deferred rent liability.

The lease accounting related restatement items do not impact our historical cash flows, revenues or comparable restaurant sales.

Fixed Asset Review

Also as a follow-up to the lease accounting review, we undertook a detailed review of our historical accounting for fixed assets and related depreciation expense, including a review of fixed asset additions from our inception, a restaurant-level inventory of fixed assets at all 144 restaurant locations, a detailed roll-forward of fixed assets to identify appropriate disposals, a reassessment of useful lives for all assets and the recalculation of depreciation as necessary. As a result, we deemed it necessary to correct our accounting related to fixed asset capitalization, useful lives and disposals, including demolition expenses in certain locations unrelated to new store development.

Capitalization. During the review we identified that we had incorrectly capitalized certain asset additions rather than expensing them as repairs and maintenance. Through an extensive review and reassessment of fixed asset additions from 2006 through 2011, we have identified items that were incorrectly capitalized and expensed them as repairs and maintenance to the appropriate period and corrected the associated asset balance, historical depreciation expense and accumulated depreciation.

Lease lives. Additionally, during the review of asset additions and the initial work performed around the proper determination of effective lease lives, we identified that we had not consistently considered the impact of the economic life or the effective lease term on the depreciable life of certain assets. As a result, we reassessed the depreciable lives of our assets, made changes where necessary and recalculated depreciation accordingly.

Disposals. Finally, during the course of the fixed asset review, we concluded that we had not appropriately recognized loss on disposal for the undepreciated balance of assets that had been disposed or for existing store demolition costs not related to new store development, including remodels or catastrophic loss (a portion of which is recognized as reduction of gain on insurance settlements). We also determined that we had not removed certain assets and the related accumulated depreciation from the balance sheet upon disposal. Through an extensive asset roll-forward process, we identified the items that were retired through replacement, sale, or demolition, recognized the loss on disposal in the appropriate period and corrected the associated asset balance, historical depreciation expense and accumulated depreciation.

The aggregate effect of the fixed asset related accounting restatement items from 2006 through 2011 is a $5.8 million reduction in income before income taxes. These charges include increases in the loss on disposal of assets and other operating expenses and reductions in depreciation expense on our statements of operations and reductions of property and equipment, net and accumulated depreciation on our balance sheet. By year, the fixed asset accounting restatement adjustments reduce income before income taxes by a cumulative amount of $3.4 million from 2006 through 2008, $293 thousand in 2009, $1.0 million in 2010, and $1.1 million in 2011.

The total fixed asset restatement adjustments discussed above include a loss on disposal related to a sale-leaseback transaction completed in 2008. During the course of the fixed asset review, we determined that we had understated the loss on the sale-leaseback in 2008 by $870 thousand. The correction also resulted in a reduction of property and equipment, net and accumulated depreciation. We also determined that we incorrectly accounted for certain deferred costs associated with the sale-leaseback transaction. The correction resulted in a reduction of other long-term assets and accumulated depreciation in 2008 and an associated $141 thousand reduction to amortization expense from the date of the transaction through 2011.

Other Items

In conjunction with the lease accounting and fixed asset accounting review, we undertook a broader review of our existing accounting policies and concluded it was necessary to make additional adjustments to our historical financial statements.

Advertising production costs. We incorrectly recognized production costs related to television commercials in 2011 over the time the commercials had run as opposed to expensing them when the commercials first aired. The correction to reflect this change resulted in quarterly adjustments within 2011, but will have no effect on total expenses for the full year. See Note 15 for quarterly impact.  Going forward, our policy is to expense advertising media costs as incurred, while production costs will be expensed in the period the advertising first takes place.

Vacation accrual. We determined that we had not appropriately recognized an accrual for earned but unpaid vacation in 2011. The correction to reflect this change resulted in quarterly adjustments within 2011, but had no effect on total expenses for the full year. See Note 15 for quarterly impact.

Liquor licenses. Historically we have capitalized the purchase of transferable liquor licenses for certain restaurant properties and shown the use of cash as a component of operating activities in the consolidated statement of cash flows. During the accounting review we determined that this would more appropriately be classified as a use of cash from investing activities. This amounted to an increase in net cash provided by operating activities of $465 thousand and $222 thousand in 2009 and 2011, respectively, with a corresponding increase in net cash used in investing activities. This reclassification has no impact on the consolidated balance sheet or the consolidated statement of operations.

Professional fees. As previously reported, we will also adjust $175 thousand of general and administrative expense from the first quarter of 2012 into 2011. The error correction relates to professional fees for quarterly reviews completed by our independent registered public accounting firm in 2011 that were previously recorded in the first quarter of 2012. This adjustment will have the effect of decreasing net income and increasing general and administrative expenses in 2011.

Income tax provision. We identified errors in our accounting for uncertain tax positions which dated back to the beginning of fiscal year 2009.  We performed a comprehensive recalculation of our uncertain tax positions to ensure that the appropriate amounts were recognized in each period.  This correction resulted in an increase in income tax expense and other long-term liabilities of $252 thousand in 2009, $280 thousand in 2010 and $43 thousand in 2011.  We also identified errors in the accounting related to the changes in the valuation allowance recorded on our net deferred tax assets during the fiscal quarters of 2011. Prior to the fourth quarter of 2011, we maintained a full valuation allowance.  We did not appropriately account for changes to the valuation allowance in quarterly periods prior to that time.  The correction in the accounting for the valuation allowance resulted in quarterly adjustments to income tax expense and deferred tax assets within 2011, but had no effect on the income tax benefit recognized for the full year.  See Note 15 for the quarterly impact.

Income tax effect of restatement adjustments. The restatement adjustments were analyzed to determine which amounts had a corresponding impact on our income tax expense (benefit) and the result is reflected as the income tax effect of restatement adjustments.

A summary of the nature of the restatement adjustments and their impact on previously reported net income is as follows (in thousands):

	Fiscal Year Ended
	December 28, 2009	January 3, 2011 (1)	January 2, 2012
Net income
As reported	$9,870	$11,848	$11,253
Adjustments:
Depreciation expense	423	217	15
Repairs and maintenance expense	(489)	(426)	(634)
Loss on disposal of property and equipment	(227)	(445)	(474)
Deferred rent	(328)	(1,136)	(1,337)
Amortization expense	42	38	37
Professional fees	—	—	(175)
Gain on insurance settlements	—	(355)	—
Income tax effect of restatement adjustments	—	241	3,421
Income tax error adjustments	(252)	(280)	(43)
Net adjustment to net income	(831)	(2,146)	810
As restated	$9,039	$9,702	$12,063

The impacts of these restatements on our consolidated financial statements are summarized below (in thousands, except per share amounts):

	January 3, 2011		January 2, 2012
	As Reported(1)	As Restated	As Reported	As Restated
Selected Balance Sheet Data:
Accounts receivable	$4,596	$4,612	$7,830	$7,848
Deferred tax assets - current	562	554	1,090	905
Prepaid rent and other current assets	3,623	3,623	4,595	5,190
Total current assets	25,320	25,328	21,419	21,847
Property and equipment, net	125,556	121,541	148,131	143,021
Deferred charges, net	2,251	1,644	4,605	4,035
Deferred tax assets - long-term	—	—	686	3,741
Other assets	1,395	1,395	3,168	2,993
Total assets	157,163	152,549	180,207	177,835
Income taxes payable	1,365	1,124	—	—
Deferred rent	4,221	5,928	5,510	8,554
Deferred tax liabilities	375	554	—	—
Other long-term liabilities	524	1,056	800	1,178
Total liabilities	67,165	69,342	158,614	162,036
Additional paid-in capital	77,432	77,432	11,529	4,088
Accumulated earnings	12,680	6,076	9,872	11,519
Accumulated other comprehensive loss	(306)	(493)	—	—
Total stockholder’s equity	89,998	83,207	21,593	15,799
Total liabilities and stockholder’s equity	157,163	152,549	180,207	177,835

	Year Ended December 28, 2009		Year Ended January 3, 2011		Year Ended January 2, 2012
	As Reported	As Restated	As Reported(1)	As Restated	As Reported	As Restated
Selected Statement of Operations Data:
Occupancy expenses	$25,243	$25,425	$27,440	$27,715	$30,244	$30,708
Other operating expenses	58,140	58,606	63,963	64,382	71,696	72,296
General and administrative	18,765	18,783	20,634	20,719	23,340	23,556
Depreciation and amortization	12,733	12,268	13,445	13,190	16,063	16,011
Pre-opening costs	1,323	1,474	3,844	4,627	3,989	4,855
Loss on disposal of property and equipment	1,017	1,244	2,797	3,242	821	1,295
Income from operations	12,800	12,221	16,152	14,400	19,429	16,861
Gain on insurance settlements	1,192	1,192	944	589	1,126	1,126
Income before income taxes	10,125	9,546	13,265	11,158	11,340	8,772
Income tax expense (benefit)	255	507	1,417	1,456	87	(3,291)
Net income	9,870	9,039	11,848	9,702	11,253	12,063
Net income per share
Basic and diluted	$0.51	$0.47	$0.62	$0.51	$0.59	$0.63

Selected Cash Flow Data:
Net income	$9,870	$9,039	$11,848	$9,702	$11,253	$12,063
Depreciation and amortization	12,733	12,268	13,445	13,190	16,063	16,011
Deferred income tax	—	—	—	—	(1,308)	(4,646)
Gain on insurance related to property and equipment	(1,192)	(1,192)	(944)	(589)	(1,126)	(1,126)
Non-cash loss on disposal of property and equipment	1,017	1,243	2,797	3,110	821	1,269
Decrease (increase) in operating assets	(3,875)	(3,410)	(398)	(398)	(5,415)	(5,193)
Increase (decrease) in operating liabilities	(4,349)	(3,769)	10,064	11,239	10,063	11,535
Net cash provided by operating activities	14,953	14,928	38,237	37,679	32,717	32,279
Purchases of property and equipment	(18,348)	(17,858)	(33,333)	(32,420)	(40,102)	(39,442)
Proceeds from property insurance claims	400	400	2,738	2,383	281	281
Purchases of liquor licenses	—	(465)	—	—	—	(222)
Net cash used in investing activities	(14,745)	(14,720)	(30,486)	(29,928)	(39,817)	(39,379)

(1)                                  The “As Reported” numbers included above are the amounts that were included within the final IPO prospectus and as previously revised. During the third quarter of 2011, we identified certain previously expensed personnel, travel and interest costs incurred in 2010 related to new restaurant development which should have been capitalized and amortized over the applicable useful life of the related restaurant unit assets. We assessed the materiality of these errors and concluded that they were not material to any prior annual or interim periods. We previously revised our consolidated financial statements as of and for the fiscal year ended January 3, 2011 to correct these transactions.

In the previous revision, general and administrative expenses were decreased by $0.2 million, interest expense, net was decreased by $0.1 million and net income was increased by $0.3 million for the year ended January 3, 2011. Property and equipment, net and stockholder’s equity were increased by $0.3 million as of January 3, 2011. Net cash used in investing activities was increased by $0.3 million with a corresponding increase in Net cash provided by operating activities.

In connection with the $80.0 million dividend payment made in March 2011 (see Note 6), we reduced additional paid-in capital by $65.9 million for the amount of the dividend that exceeded our accumulated earnings balance at that time. As a result of the restatement, accumulated earnings at the time of the dividend payment was reduced by $7.4 million. Therefore, we reduced additional paid-in capital by the additional $7.4 million.

Note 4—Property and Equipment, net

Property and equipment consists of the following (in thousands):

	January 3, 2011	January 2, 2012
	(As restated)	(As restated)
Leasehold improvements	$134,052	$164,127
Equipment	16,836	21,160
Furniture and fixtures	7,918	10,318
Construction in progress	10,918	10,594
	169,724	206,199
Less accumulated depreciation	48,183	63,178
	$121,541	$143,021

Depreciation expense, as restated, was approximately $11.8 million, $12.7 million, and $15.6 million for fiscal years 2009, 2010, and 2011, respectively. Allocation of depreciation expense between our restaurants and administration is as follows (in thousands):

	2009	2010	2011
	(As restated)	(As restated)	(As restated)
Restaurants	$11,310	$12,138	$14,943
Administration	481	591	616
	$11,791	$12,729	$15,559

Based on a regular review of our restaurant units for impairment, we identified certain restaurants with carrying values on property and equipment that may not be fully recoverable. Restaurant impairments for these units amounting to approximately $0.3 million were recorded in 2010. No impairment charge was recorded in 2009 and 2011. The impairment charges reflect the difference between the impaired assets’ carrying value and their fair value, and are recorded as part of restaurant impairments and closures in the consolidated statements of operations.

Note 5—Accrued Liabilities

The components of accrued liabilities were as follows (in thousands):

	January 3, 2011	January 2, 2012

Payroll and related costs	$5,202	$6,652
Property taxes	2,275	2,663
Sales and alcohol taxes	1,486	2,008
Deferred gift card revenue	1,460	1,990
Workers’ compensation	1,455	1,891
Insurance financing	—	1,359
Interest and commitment fees	89	1,076
Occupancy	808	873
Legal claims	637	865
Interest rate swap	493	—
Other	816	1,013
	$14,721	$20,390

Note 6—Debt Obligations

Debt obligations consisted of the following for the periods presented below (in thousands):

	January 3, 2011	January 2, 2012
$120.0 million term loan, due March 2016	$—	$117,750
$25.0 million term loan, due May 2013	25,000	—
$90.0 million term loan, due November 2012	9,796	—
Capital leases	37	7
Total debt	34,833	117,757
Less current portion	137	3,007
Long-term debt obligations	$34,696	$114,750

In March 2011, we entered into a $145.0 million senior secured credit facility with General Electric Capital Corporation and a syndicate of financial institutions. The credit facility consists of (a) a $120.0 million term loan (“Term Loan”) and (b) a revolving credit facility of up to $25.0 million (“Revolving Credit Facility”) which includes a letter of credit subfacility for up to $6.0 million and a swing line subfacility of up to $5.0 million. Borrowings under the senior secured credit facility bear interest at a fluctuating rate equal to, at our option, either (a) a base rate plus three and one-half percent (3.50%) per annum, or (b) LIBOR (subject to a floor of 1.5%) plus four and three-quarter percent (4.75%) per annum. The base rate is the higher of (1) the federal funds rate plus 0.50%, (2) the U.S. prime rate last quoted by The Wall Street Journal, and (3) the sum of the three-month LIBOR (subject to a floor of 1.5%) plus the excess of the LIBOR applicable margin over the base rate applicable margin. The Revolving Credit Facility provides for a commitment fee of 0.5% per year on the unused portion.

The weighted annual average interest rate (including margin) on the Term Loan during 2011 was 6.25%. As of January 2, 2012, we had outstanding letters of credit of approximately $1.4 million and available borrowing capacity of approximately $23.6 million under the Revolving Credit Facility.

The Term Loan and Revolving Credit Facility expire in five years. Scheduled principal payments of the Term Loan balance outstanding as of January 2, 2012 are as follows (in thousands):

Fiscal Year	Amount
2012	$3,000
2013	5,250
2014	8,250
2015	11,250
2016	90,000
$117,750

In addition to regularly scheduled payments of principal, mandatory prepayments are also required to be made upon the occurrence of certain events including, without limitation, (i) sales of certain assets, subject to reinvestment provisions, (ii) receipt of certain casualty and condemnation awards proceeds, subject to reinvestment provisions, (iii) the incurrence of certain additional indebtedness, (iv) issuance of equity in some cases, and (v) excess cash flow on an annual basis (as defined in the credit agreement). The senior secured credit facility contains a number of covenants that restrict our ability to incur additional indebtedness, create liens on assets, sell assets, make investments, and pay dividends and distributions. In addition, we are required to comply with certain financial covenants, including maximum consolidated effective leverage ratio, maximum capital expenditures, and a minimum consolidated fixed charge ratio beginning as of June 20, 2011.

We used the proceeds from the Term Loan to repay prior indebtedness, make an $80.0 million distribution to our stockholder, pay certain fees and expenses associated with the closing of the credit facility, and terminate our interest rate swap contract. Deferred financing fees of $4.6 million relating to the Term Loan were capitalized as deferred charges in the consolidated balance sheets. The termination of the interest rate swap was paid in March 2011 and was recorded as a $0.4 million increase to interest expense, net. The $1.4 million balance of deferred financing costs related to our prior indebtedness was written off to interest expense in our consolidated statements of operations.

On October 29, 2012, we entered into a new senior secured credit agreement. See Note 16.

Further, our long-term debt approximates fair values as it has been negotiated on an arm’s length basis with a reputable third party lender at prevailing market rates.

Capital Leases

In 2007, we entered into capital leases for computer equipment and furniture and fixtures in the amount of approximately $0.9 million. As of January 2, 2012, we have a remaining principal balance for these capital leases amounting to $7,000, all of which is payable within the next fiscal year.

Note 7—Derivative Financial Instruments

In November 2008, we entered into an interest rate swap agreement to manage the risk associated with variable interest rates related to our then existing debt obligations. We refinanced our debt obligations in March 2011 and terminated our interest swap agreement in connection therewith. The variable-to-fixed interest rate swap was accounted for as a cash flow hedge, with effectiveness assessed based on the hypothetical derivative method. The interest rate swap agreement served to convert our variable LIBOR rate on our term loan facilities to a fixed rate of interest.

The interest rate on the swap was 2.92% per year through the expiration of the agreement in November 2011. The underlying notional amount of the swap agreement was equal to 60% of the outstanding cumulative balance of the First and Second Lien agreements of $35.0 million at December 29, 2008. The fair value of the interest rate swap was approximately $0.5 million as of January 3, 2011 and is included in other accrued liabilities. The change in its fair value is recorded in other comprehensive income. Net cash settlements under the swap agreement are reflected in interest expense in the statements of operations for the applicable period. Under the swap agreement, we paid an annual fixed rate of 2.92%, which on a monthly basis was settled against a floating rate based on the one month LIBOR. The floating rate was set at the start of each monthly interest period with the final interest settlement date on the last day of each month.

Note 8—Fair Value Measurements

The following table summarizes our financial liability measured at fair value on a recurring basis in the consolidated balance sheets (in thousands):

	Balance as of January 3, 2011	Quoted Prices in Active Markets for Identical Instruments (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Interest rate swap(1)	$493	$—	$493	$—

(1)                                  We have recorded in accrued liabilities as of January 3, 2011 an amount related to our interest rate swap, which we revalue quarterly using the market approach. Changes in the fair value of the financial instrument are recorded in accumulated other comprehensive loss. In conjunction with our debt refinancing in March 2011, we terminated our interest rate swap contract (see Note 6).

Note 9—Insurance and Other Recoveries

Two restaurants in the Texas Gulf Coast area closed temporarily in 2008 due to hurricane damage one of which reopened during 2008 and the other reopened in 2011. In an unrelated incident during 2008, a restaurant in Fort Worth, Texas temporarily closed due to foundation issues and has not yet reopened. Our restaurant in the Nashville, Tennessee area closed in April 2010 due to flooding and reopened in May 2010. In relation to these events, the following amounts were recorded in our consolidated financial statements (in thousands):

	2009	2010	2011
		(As restated)
Proceeds from property insurance claims(1)	$400	$2,383	$281
Business interruption recoveries(2)	$237	$276	$—
Gain on insurance recoveries related to property and equipment (as restated)	$1,192	$589	$1,126

(1)                                  Included in our consolidated statements of cash flows.

(2)                                  Included as a reduction in other operating expenses in our consolidated statements of operations.

In April 2010, certain of our restaurants in the Gulf Coast area were affected by British Petroleum’s Deepwater Horizon oil spill (“BP Oil Spill”) due to reduced tourism levels in some of our markets. British Petroleum set up a fund, which is administered by a third party administrator, to indemnify entities affected by the BP Oil Spill. During 2010, we received $0.2 million in emergency payment claims for lost profits, which was recorded as a reduction of other operating expenses in our consolidated statements of operations.

Note 10—Income Taxes

All of our operations are domestic. Income tax expense (benefit) consisted of the following (in thousands):

	2009	2010	2011
	(As restated)	(As restated)	(As restated)
Current income tax
Federal	$—	$620	$286
State	507	836	1,069
	507	1,456	1,355
Deferred income tax
Federal	—	—	(4,793)
State	—	—	147
	—	—	(4,646)
Total income tax expense (benefit)	$507	$1,456	$(3,291)

At January 2, 2012, we had federal income tax credit carryforwards of approximately $9.9 million, comprised primarily of the credit for FICA and Medicare taxes paid on reported employee tip income. We also have Alternative Minimum Tax (“AMT”) credits of approximately $0.3 million and a Texas margin tax credit of approximately $0.1 million. The FICA credit will begin to expire in 2028 if unused prior to that time, while the AMT credit may be carried forward indefinitely.

A reconciliation between the amount of income tax expense (benefit) determined by applying the applicable U.S. statutory income tax rate to income before income taxes (loss) is as follows (in thousands):

	2009	2010	2011
	(As restated)	(As restated)	(As restated)
Tax expense at the federal statutory income tax rate	$3,341	$3,905	$2,982
Permanent differences	8	6	28
State income taxes, net of federal impact	241	630	698
Tax credit carryforwards	(1,536)	(1,922)	(2,384)
Change in valuation allowance	(1,593)	(1,237)	(4,659)
Other	46	74	44
Total income tax expense (benefit)	$507	$1,456	$(3,291)
Effective income tax rate	5.3%	13.0%	(37.5)%

In December 2011, we released the valuation allowance due to consistent historical earnings and our ability to reasonably project future performance, which supports the conclusion that we will be able to fully utilize the credits.

The components of our deferred tax assets and liabilities are as follows (in thousands):

	January 3, 2011	January 2, 2012
	(As restated)	(As restated)
Deferred tax assets—current
Reserves and accruals	$1,299	$1,607
Interest rate swap	186	—
Valuation allowance	(847)	—
	638	1,607
Deferred tax liability—current
Prepaids and depreciation	(84)	(702)
Net deferred tax asset—current	$554	$905
Deferred tax assets—non-current
Intangibles	$645	$1,305
Credit carryforwards	7,523	10,274
Net operating loss carryforwards	83	145
Valuation allowance	(3,998)	—
	4,253	11,724
Deferred tax liabilities—non-current
Prepaids and depreciation	(4,807)	(7,983)
Net deferred tax asset (liability)—non-current	$(554)	$3,741

We file income tax returns in the U.S. federal jurisdiction and various state and local jurisdictions. We are subject to U.S. federal income tax examinations by tax authorities for the fiscal year ended January 3, 2011 and forward. During 2011, we completed a federal income tax audit for tax years 2008 and 2009, without material adjustments, as well as an income tax audit by the State of Alabama, also without material adjustments. We have no other tax audits either open or scheduled at this time.

The following table shows the changes in the amount of our uncertain tax positions (exclusive of the effect of interest and penalties) (in thousands):

	2009	2010	2011
Balance at beginning of year	$438	$535	$630
Additions for tax positions of the current year	97	100	116
Reductions for tax positions of prior years	—	(5)	(2)
Balance at end of year	$535	$630	$744

The full balance of approximately $744 thousand, if challenged by taxing authorities and not sustained, would affect the annual effective rate, net of any federal tax benefits.  We do not expect any changes that will significantly impact our uncertain tax positions within the next twelve months.

We accrue interest and penalties related to our uncertain tax positions as a component of income tax expense.  During the years ended December 28, 2009, January 3, 2011, and January 2, 2012, we recognized approximately $24 thousand, $41 thousand and $63 thousand of interest and penalties, respectively. We had approximately $65 thousand and $128 thousand accrued for interest and penalties as of January 3, 2011 and January 2, 2012, respectively.

Note 11—Commitments and Contingencies

In the course of business affairs and operations, we are subject to possible loss contingencies arising from third-party litigation and federal, state, and local environmental, health, and safety laws and regulations.

Minimum Lease Commitments

We lease our restaurants, office facilities, and certain equipment under operating lease agreements with remaining terms ranging from 1 to 25 years. The future minimum rental commitments under these noncancelable operating leases are as follows (in thousands):

Fiscal Year	Amount
2012	$22,761
2013	22,221
2014	21,949
2015	21,404
2016	20,727
Thereafter	152,899
$261,961

The above amounts do not include property taxes, insurance, and normal maintenance that we are required to pay. Rental expense relating to operating leases amounted to approximately $21.6 million, $24.5 million, and $27.1 million for 2009, 2010, and 2011, respectively. A number of our leases also provide for contingent rentals based on a percentage of sales above a specified minimum. Total contingent rentals, included in rent expense, amounted to approximately $1.0 million, $1.2 million, and $1.7 million for 2009, 2010, and 2011, respectively.

Litigation

We are a defendant or otherwise involved in a number of lawsuits in the ordinary course of business. When the potential liability can be estimated and the loss is considered probable, we record the estimated loss. Due to uncertainties related to the resolution of lawsuits and claims, the ultimate outcome may differ from our estimates. We believe that the ultimate exposure with respect to these pending lawsuits and claims is not expected to have a material adverse effect on our consolidated financial position, results of operations, or cash flows.

On July 18, 2012, we announced our intention to restate our financial statements for the years ended December 28, 2009, January 3, 2011 and January 2, 2012 and the related interim periods.  On July 20, 2012, a putative class action complaint was filed in the U.S. District Court for the Southern District of Texas against us, certain of our current directors and officers and the underwrites in the IPO.  The plaintiffs allege that all the defendants violated Section 11 of the Securities Act of 1933 (the “Securities Act”), the underwriters violated Section 12 of the Securities Act and certain of our directors and officers have control person liability under Section 15 of the Securities Act, based on allegations that in light of the July 18, 2012 restatement announcement, the Company’s IPO registration statement and prospectus contained untrue statements of material facts, omitted to state other facts necessary to make the statements made not misleading, and omitted to state material facts required to be stated therein.  Plaintiffs seek unspecified compensatory damages and attorneys’ fees and costs.

We believe this lawsuit is without merit, and we are vigorously defending the lawsuit.  However, we are unable to predict the outcome of this case and any future related cases.

We are also subject to a variety of other claims arising in the ordinary course of our business, including personal injury claims, contract claims and claims alleging violations of federal and state law regarding workplace and employment matters, discrimination and similar matters.  Whether a claim brought against us in the future is valid or whether we are liable, such a claim would be expensive to defend and may divert time, money and other valuable resources away from our operations and, thereby, hurt our business.

Note 12—Stock-Based Compensation

Certain key members of the executive management team and certain members of the Board of Directors were granted common units of equity in JCS Holdings, LLC, the Company’s parent, in conjunction with the Third Amended and Restated Limited Liability Company Operating Agreement (the “LLC Agreement”) under a Unit Grant Agreement. One-half of each recipient’s non-vested common unit award generally step vests for a period of five years, while the other half vests based on time and Company performance, except for a certain executive grant that cliff vests after five years.

Performance conditions include pre-established annual and/or cumulative EBITDA thresholds, as defined in each employee’s unit agreement. See Omnibus Incentive Plan discussion in Note 16.

The following table summarizes the compensation expense recorded in the last three fiscal years (in thousands):

	2009	2010	2011
Compensation expense	$9	$45	$36
Related tax benefit	—	—	—
	$9	$45	$36

As of January 2, 2012, we had unrecognized equity compensation expense of approximately $97,000 related to common unit awards. That cost is expected to be recognized over a weighted average period of 2.8 years.

The following table summarizes the activity of the common unit grants for the year ended January 2, 2012:

Management Share Units	Number of Units	Weighted Average Grant Date Fair Value
Unvested at January 3, 2011	562,186	$0.35
Vested	(327,240)	$0.05
Forfeited	(18,201)	$1.59
Unvested at January 2, 2012	216,745	$0.69

Since the parent company’s membership interest has no active market, we estimated the fair value of each common unit for units granted on the date of grant based on a variety of considerations and assumptions, including but not limited to a third-party valuation, which utilized the market and income approaches with an appropriate discount factor for the common unit’s lack of marketability. The average fair value per unit granted during 2009 was $1.25 at their date of grant. No units were granted in fiscal years 2010 or 2011. The aggregate intrinsic value of common units that vested was approximately $0.5 million each during fiscal years 2009, 2010 and 2011. The intrinsic value amounts are based on the estimated fair value per unit from the last time units were granted in 2009.

The Unit Grant Agreement for certain key members of the executive management team provides for severance periods ranging from three months to two years for termination without cause and/or good reason.

Note 13—Related Parties

In the ordinary course of business, we transact with certain related parties. During 2009, 2010, and 2011, we were billed approximately $1.1 million per year in management fees and out-of-pocket expenses by our ultimate parent. These expenses are included in general and administrative expenses in our consolidated statements of operations. After the completion of our IPO, we terminated our management agreement with our ultimate parent (see Note 16).

Note 14—Supplemental Disclosure of Cash Flow Information

The following table sets forth certain cash and non-cash activities as follows (in thousands):

	2009	2010	2011
		(As restated)	(As restated)
Cash paid for interest	$4,044	$3,077	$5,491
Cash paid for income tax	$90	$307	$2,877
Supplemental noncash investing and financing activities
Unpaid liabilities for property and equipment	$—	$3,898	$2,758
(Decrease) in value of interest rate swap	$(89)	$(222)	$(493)

Note 15—Quarterly Financial Information (Unaudited)

The following table summarizes unaudited quarterly data for 2011 restated to give effect to the restatement items described in Note 3 (in thousands, except per share data):

	Fiscal Year 2011
	First Quarter(1)	Second Quarter(1)	Third Quarter	Fourth Quarter	Full Year

Revenues	$87,431	$103,188	$113,233	$101,391	$405,243

Income (loss) from operations, (as reported)	4,180	7,536	11,494	(3,781)	19,429
Adjustments:
Depreciation expense	17	(5)	5	(2)	15
Repairs and maintenance expense	(176)	(160)	(161)	(137)	(634)
Loss on disposal of property and equipment	(149)	(119)	(88)	(118)	(474)
Deferred rent	(279)	(262)	(327)	(469)	(1,337)
Amortization expense	9	9	9	10	37
Advertising expense	(220)	(3)	32	191	—
Professional fees	—	(90)	(74)	(11)	(175)
Vacation accrual	(166)	(232)	(169)	567	—
Net adjustment to income (loss) from operations	(964)	(862)	(773)	31	(2,568)
Income (loss) from operations, (as restated)	3,216	6,674	10,721	(3,750)	16,861

Net income (loss), (as reported)	1,158	3,975	7,521	(1,401)	11,253
Adjustments:
Net adjustment to income (loss) from operations	(964)	(862)	(773)	31	(2,568)
Income tax effect of restatement adjustments	311	246	236	2,628	3,421
Income tax error adjustments	39	935	1,248	(2,265)	(43)
Net adjustment to net income (loss)	(614)	319	711	394	810
Net income (loss), (as restated)	544	4,294	8,232	(1,007)	12,063

Net income per share
Basic and diluted, (as reported)	$0.06	$0.21	$0.39	$(0.07)	$0.59
Net adjustment	(0.03)	0.01	0.04	$0.02	0.04
Basic and diluted, (as restated)	$0.03	$0.22	$0.43	$(0.05)	$0.63

(1)                      The “As Reported” numbers included above for the first and second quarters of 2011 are the amounts that were included within the final IPO prospectus and as previously revised (see Note 3 to our restated audited financial statements). In the previous revision, income from operations was increased by $102 thousand and $99 thousand and net income was increased by $120 thousand and $117 thousand for the first and second quarter of 2011, respectively.

Note 16—Subsequent Events

Debt

On April 23, 2012, we entered into an amendment to our senior secured credit agreement that became effective on the date we received proceeds from our initial public offering (“IPO”). As required by the amendment, we used $42.5 million of our net proceeds to prepay a portion of our Term Loan. The prepayment was applied to the next six regularly scheduled quarterly term loan principal payments and reduced the remaining principal payments on a pro rata basis. The amendment included other revisions to the credit agreement, the most significant of which were modifications to our financial covenants that increased the amount that we can spend annually on growth related capital expenditures, lowered the principal component of the fixed charge ratio calculation proportionally to the pay down, and reduced our effective leverage ratio by 25 basis points for substantially all remaining quarterly periods. The amendment also eliminates the annual mandatory prepayment requirement related to excess cash flow.

In relation to the restatement of our financial statements (see Note 3), on August 1, 2012, we received waivers through October 19, 2012 from our lenders whereby our lenders agreed to waive the rights and remedies under our credit agreement arising from the delay in filing our quarterly report on Form 10-Q for the quarter ended June 18, 2012. Most recently, on October 19, 2012 we received an extension to the original waiver that effectively extended the prior waivers through November 15, 2012 and that also waived the rights and remedies of our lenders under the credit agreement arising from any delay in filing our Form 10-Q for the quarter ended September 10, 2012.

On October 29, 2012, we entered into a new $100 million five-year senior secured revolving credit facility (the “New Revolving Credit Facility”), which includes a letter of credit sub-facility of up to $10.0 million and a swing line sub-facility of up to $15 million, with a syndicate of commercial banks and other financial institutions.  We used borrowings under the facility along with cash on hand to repay our Term Loan and expect to use the facility for working capital and other general corporate purposes.

The initial interest rate for borrowings under the facility will be equal to, at our option, either (a) LIBOR plus a margin of 2.00%, or (b) the Base Rate (as defined in the agreement) plus a margin of 1.00%.  Thereafter, the applicable margins are subject to adjustment based on our leverage ratio as determined on a quarterly basis.  In addition, we are required to pay a commitment fee on the unused portion of the New Revolving Credit Facility.  The commitment fee rate is initially 0.30% per annum, and is also subject to adjustment thereafter on a quarterly basis based on our leverage ratio.

The New Revolving Credit Facility contains financial covenants including a leverage ratio and a minimum fixed charge coverage ratio, as described in the agreement. The facility also contains other covenants which, among other things limit our ability to incur additional indebtedness, create liens on our assets, make certain investments, guarantees or loans, merge, consolidate or otherwise dispose of assets other than in the ordinary course of business, make acquisitions, and pay dividends or make other restricted payments.  The facility is guaranteed by each of our subsidiaries and secured by substantially all of our present and future assets and a lien on the capital stock or other equity interests of our direct and indirect subsidiaries.

Initial Public Offering

On May 10, 2012, our registration statement was declared effective by the SEC and we completed our initial public offering of 5,769,231 shares of our common stock at an offering price of $14.00 per share. Of the 5,769,231 shares offered, 5,572,703 shares were sold by us, and 196,528 were sold by the selling stockholders. We granted the underwriters an option to purchase up to an additional 865,384 shares of common stock at the IPO price, which the underwriters exercised in full on May 10, 2012. Our common stock began trading on the NASDAQ National Market under the symbol “IRG” on May 11, 2012.

Including the underwriters’ exercise of the over-allotment option, we received net proceeds from the offering of approximately $81.1 million, after deducting underwriter discounts and commissions of $6.3 million and other fees and expenses of $2.7 million. We did not receive any proceeds from the shares sold by the selling stockholders. A portion of the net proceeds was used to prepay $42.5 million of our outstanding Term Loan and to pay J.H. Whitney a $1.0 million fee in connection with the termination of our management agreement.

Stock Split

Immediately prior to the completion of the offering, we effected a 19,178.226-to-1 stock split. We also reduced the par value of our common stock from $1.00 per share to $0.01 per share. Since the increase in the number of shares is not proportionate to the decrease in par value, we increased common stock in the consolidated balance sheets and statement of changes in shareholders’ equity by $0.2 million with a corresponding decrease to additional paid-in capital.

The share and per share information included in these consolidated financial statements have been retroactively restated to reflect the stock split for all periods presented.

Authorized Capital Stock

In connection with our initial public offering, we amended and restated our Certificate of Incorporation. The amended and restated Certificate of Incorporation provides that we are authorized to issue 500,000,000 shares of common stock, par value $0.01 per share, and 100,000,000 shares of preferred stock, par value $0.01 per share.

Omnibus Incentive Plan

In May 2012, the Company’s stockholders approved the adoption of our 2012 Omnibus Incentive Plan (“2012 Plan”). Under the 2012 Plan, we are authorized to grant stock-based awards in the form of stock options, restricted stock, restricted stock units, stock appreciation rights (“SARs”), and other stock-based awards. The maximum number of common shares reserved for the grant of awards under the 2012 Plan is 1,980,074, subject to adjustment as provided by the 2012 Plan. Stock options and SARs granted under the 2012 Plan may not have a term exceeding ten years from the date of grant. Other specific terms for awards granted under the 2012 Plan shall be determined by our board of directors (or a committee of its members). As part of this Plan, no further grants will be issued under the Unit Grant Agreement (see Note 12).

IGNITE RESTAURANT GROUP, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except par value)

	January 2, 2012	March 26, 2012
	(As	(As
	restated)	restated)
		(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$3,725	$7,736
Accounts receivable	7,848	6,987
Inventories	4,179	5,251
Deferred tax assets	905	868
Prepaid rent and other current assets	5,190	4,741
Total current assets	21,847	25,583
Property and equipment, net	143,021	151,738
Trademarks, net	2,198	2,096
Deferred charges, net	4,035	3,800
Deferred tax assets	3,741	3,764
Other assets	2,993	3,126
Total assets	$177,835	$190,107
LIABILITIES AND STOCKHOLDER’S EQUITY
Current liabilities
Accounts payable	$14,157	$21,887
Accrued liabilities	20,390	22,687
Current portion of debt obligations	3,007	3,000
Total current liabilities	37,554	47,574
Long-term debt obligations	114,750	114,000
Deferred rent	8,554	9,597
Other long-term liabilities	1,178	1,243
Total liabilities	162,036	172,414
Commitments and contingencies
Stockholder’s equity
Common stock, $0.01 par value per share, 500,000 shares authorized; 19,178 shares issued and outstanding	192	192
Additional paid-in capital	4,088	4,097
Accumulated earnings	11,519	13,404
Total stockholder’s equity	15,613	17,693
Total liabilities and stockholder’s equity	$177,835	$190,107

See accompanying notes to condensed consolidated financial statements.

IGNITE RESTAURANT GROUP, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(Unaudited)

	Twelve Weeks Ended
	March 28, 2011	March 26, 2012
	(As	(As
	restated)	restated)
Revenues	$87,431	$103,430
Costs and expenses
Restaurant operating costs
Cost of sales	27,519	32,915
Labor and benefits	24,566	28,047
Occupancy expenses	6,597	7,532
Other operating expenses	15,471	18,568
General and administrative	5,581	6,223
Depreciation and amortization	3,323	3,949
Pre-opening costs	985	1,528
Restaurant impairments and closures	28	49
Loss on disposal of property and equipment	145	89
Total costs and expenses	84,215	98,900
Income from operations	3,216	4,530
Interest expense, net	(2,558)	(1,997)
Income before income taxes	658	2,533
Income tax expense	114	648
Net income	$544	$1,885
Basic and diluted net income per share data:
Net income per share
Basic and diluted	$0.03	$0.10
Weighted average shares outstanding
Basic and diluted	19,178	19,178

See accompanying notes to condensed consolidated financial statements.

IGNITE RESTAURANT GROUP, INC.

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(in thousands)

(Unaudited)

	Twelve Weeks Ended
	March 28, 2011	March 26, 2012
Net income (as restated)	$544	$1,885
Other comprehensive income:
Change in fair value of cash flow hedge	66	—
Reclassification adjustment for loss on termination of cash flow hedge included in interest expense, net	427	—
Other comprehensive income before tax	493	—
Income tax expense related to other comprehensive income (as restated)	—	—
Other comprehensive income, net of tax	493	—
Comprehensive income (as restated)	$1,037	$1,885

IGNITE RESTAURANT GROUP, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(Unaudited)

	Twelve Weeks Ended
	March 28, 2011	March 26, 2012
	(As	(As
	restated)	restated)
Cash flows from operating activities
Net income	$544	$1,885
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	3,323	3,949
Amortization of debt issuance costs	1,491	233
Stock-based compensation	—	9
Deferred income tax	—	13
Non-cash loss on disposal of property and equipment	133	89
Increase in operating assets:
Accounts receivable	(1,648)	(242)
Inventory	(731)	(1,072)
Prepaids and other assets	(711)	(136)
Increase in operating liabilities:
Accounts payable and accrued liabilities	6,744	4,454
Other liabilities	564	1,109
Net cash provided by operating activities	9,709	10,291
Cash flows from investing activities
Purchases of property and equipment	(8,113)	(6,648)
Proceeds from property insurance claims	—	1,124
Proceeds from disposal of property and equipment	4	1
Net cash used in investing activities	(8,109)	(5,523)
Cash flows from financing activities
Borrowings on revolving credit facility	—	5,500
Payments on revolving credit facility	—	(5,500)
Proceeds from long-term debt	120,000	—
Payments on long-term debt	(34,796)	(750)
Payments on capital leases	(9)	(7)
Debt issuance costs paid	(4,548)	—
Dividends paid	(80,000)	—
Net cash provided by (used in) financing activities	647	(757)
Net increase in cash and cash equivalents	2,247	4,011
Cash and cash equivalents at beginning of period	12,572	3,725
Cash and cash equivalents at end of period	$14,819	$7,736

See accompanying notes to condensed consolidated financial statements.

IGNITE RESTAURANT GROUP, INC.

Notes to Condensed Consolidated Financial Statements

Note 1—Basis of Presentation

Ignite Restaurant Group, Inc. (referred to herein as the “Company,” “Ignite,” “we,” “us” or “our”) owns and operates two full service, casual dining restaurants under the names Joe’s Crab Shack and Brick House Tavern+Tap. As of March 26, 2012, we owned and operated 122 Joe’s Crab Shack restaurants and 16 Brick House Tavern+Tap restaurants in 31 states within the United States. J.H. Whitney VI, L.P. (“J.H. Whitney VI”), an affiliate of J.H. Whitney Capital Partners, LLC, owns all the Series A preferred units of JCS Holdings, LLC, our parent. Consequently, J.H. Whitney VI holds approximately 100% of our total voting stock.

We prepared the accompanying unaudited condensed consolidated financial statements in accordance with Rule 10-01 of Regulation S-X, and hence, do not include all of the information and footnotes required by accounting principles generally accepted in the United States of America (“GAAP”) for complete financial statements. We have made adjustments that are, in our opinion, necessary for the fair presentation of the results of the interim periods presented. The results of operations for such interim periods are not necessarily indicative of the results of operations for a full year. The accompanying unaudited condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements for the fiscal years ended December 28, 2009, January 3, 2011, and January 2, 2012 as presented herein.

Principles of Consolidation

The accompanying unaudited condensed consolidated financial statements include the accounts of Ignite and its wholly-owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

Fiscal Year

Our fiscal year ends on the Monday nearest to December 31 of each year. Fiscal years 2011 and 2012 are 52-week years. The first three quarters of our fiscal year consist of 12 weeks and our fourth quarter consists of 16 weeks for 52-week fiscal years and 17 weeks for 53-week fiscal years.

Recent Accounting Pronouncements

In May 2011, the FASB issued Accounting Standards Update (“ASU”) No. 2011-04, Fair Value Measurement (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in US GAAP and IFRS, which clarifies Topic 820 and provides guidance on changes to certain principles or requirements for measuring fair value. The amendment is effective during interim and annual periods beginning after December 15, 2011. We adopted ASU 2011-04 as of January 3, 2012, which did not have a significant impact on our consolidated financial statements.

In June 2011, the FASB issued ASU No. 2011-05, Comprehensive Income (Topic 220): Presentation of Comprehensive Income, which eliminates the option to present components of other comprehensive income as part of the statement of changes in stockholder’s equity and other reclassifications presented in the financial statements. The update is effective for fiscal years and interim periods beginning after December 15, 2011. Certain provisions of ASU 2011-05 have been amended by ASU No. 2011-12, Comprehensive Income (Topic 220): Deferral of the Effective Date for Amendments to the Presentation of Reclassifications of Items Out of Accumulated Other Comprehensive Income in Accounting Standards Update No. 2011-05, to effectively defer only those changes in ASU 2011-05 that relate to the presentation of reclassification adjustments out of accumulated other comprehensive income. We adopted ASU 2011-05 as of January 3, 2012 by including a separate statement of comprehensive income for all periods presented.

Note 2 — Restatement of Previously Issued Financial Statements

We initiated and completed an internal assessment of our lease accounting policies and the review of our historical accounting for fixed assets and related depreciation and certain other accounting areas. Accordingly, we have restated our previously issued financial statements as of March 26, 2012 and for the twelve week periods ended March 28, 2011 and March 26, 2012.

Lease Accounting

When accounting for leases that included stated fixed rent increases, we historically recognized rent expense on a straight line basis over the current lease term with the term primarily commencing when actual rent payments began. Additionally, we did not record straight line rent on leases which contained CPI adjustments that also were subject to stated minimum rent increases. Following an internal assessment, we deemed it necessary to correct errors related to our accounting treatment of certain leases. We have corrected the treatment of these leases to recognize rent expense on a straight line basis over the effective lease term, including cancelable option periods where failure to exercise the options would result in an economic penalty. The effective lease term commences on the date when we establish effective control over the property. Furthermore, we now calculate straight line rent on properties with CPI adjustments that are subject to a stated minimum required rent increase.

The lease accounting errors date back to 2006, the year of our origination. The non-cash charges impact deferred rent expense, which is primarily included in occupancy expenses, and pre-opening expense (the deferred rent portion only). The lease accounting related restatement items reduced income before income taxes by $279 thousand in the first quarter of 2011 and $547 thousand in the first quarter of 2012. The increases in deferred rent expense and preopening expense resulted in a corresponding increase in deferred rent liability.

The lease accounting related restatement items do not impact our historical cash flows, revenues or comparable restaurant sales.

Fixed Asset Review

Also as a follow-up to the lease accounting review, we undertook a detailed review of our historical accounting for fixed assets and related depreciation expense, including a review of fixed asset additions from our inception, a restaurant-level inventory of fixed assets at all 144 restaurant locations, a detailed roll-forward of fixed assets to identify appropriate disposals, a reassessment of useful lives for all assets and the recalculation of depreciation as necessary. As a result, we deemed it necessary to correct our accounting related to fixed asset capitalization, useful lives and disposals, including demolition expenses in certain locations unrelated to new store development.

Capitalization. During the review we identified that we had incorrectly capitalized certain asset additions rather than expensing them as repairs and maintenance. Through an extensive review and reassessment of fixed asset additions, we have identified items that were incorrectly capitalized and expensed them as repairs and maintenance to the appropriate period and corrected the associated asset balance, historical depreciation expense and accumulated depreciation.

Lease lives. Additionally, during the review of asset additions and the initial work performed around the proper determination of effective lease lives, we identified that we had not consistently considered the impact of the economic life or the effective lease term on the depreciable life of certain assets. As a result, we reassessed the depreciable lives of our assets, made changes where necessary and recalculated depreciation accordingly.

Disposals. Finally, during the course of the fixed asset review, we concluded that we had not appropriately recognized loss on disposal for the undepreciated balance of assets that had been disposed or for existing store demolition costs not related to new store development, including remodels or catastrophic loss (a portion of which is recognized as reduction of gain on insurance settlements). We also determined that we had not removed certain assets and the related accumulated depreciation from the balance sheet upon disposal. Through an extensive asset roll-forward process, we identified the items that were retired through replacement, sale, or demolition, recognized the loss on disposal in the appropriate period and corrected the associated asset balance, historical depreciation expense and accumulated depreciation.

The fixed asset accounting related restatement items include increases in the loss on disposal of assets and other operating expenses and reductions in depreciation expense on our statements of operations and reductions of property and equipment, net and accumulated depreciation on our balance sheet. The fixed asset accounting restatement adjustments reduced income before income taxes by $308 thousand in the first quarter of 2011 and $198 thousand in the first quarter of fiscal year 2012.

Other Items

In conjunction with the lease accounting and fixed asset accounting review, we undertook a broader review of our existing accounting policies and concluded it was necessary to make additional adjustments to our historical financial statements.

Sale-leaseback. During the course of the fixed asset review, we determined that we incorrectly accounted for certain deferred costs associated with a sale-leaseback transaction in 2008. The correction resulted in a $9 thousand reduction to amortization expense in each of the first quarter of 2011 and the first quarter of 2012.

Advertising production costs. We incorrectly recognized production costs related to television commercials in 2011 and 2012 over the time the commercials had run as opposed to expensing them when the commercials first aired. The correction to reflect this change resulted in an increase in advertising expense of $220 thousand in the first quarter of 2011 and $275 thousand in the first quarter of 2012, but had no effect on total expenses for the full year in either annual period.  Going forward, our policy is to expense advertising media costs as incurred, while production costs will be expensed in the period the advertising first takes place.

Vacation accrual. We determined that we had not appropriately recognized an accrual for earned but unpaid vacation in 2011. The correction to reflect this change resulted in a $166 thousand increase in labor and benefits and general and administrative expense in the first quarter of 2011, but will have no effect on total expense for the full year.

Professional fees. As previously reported, we will also adjust $175 thousand of general and administrative expense from the first quarter of 2012 into 2011. The error correction relates to professional fees for quarterly reviews completed by our independent registered public accounting firm in 2011 that were previously recorded in the first quarter of 2012. This adjustment increased net income and decreased general and administrative expenses in the first quarter of 2012 and had no impact on the first quarter of 2011.

Income tax provision. We identified errors in our accounting for uncertain tax positions which dated back to the beginning of fiscal year 2009.  We performed a comprehensive recalculation of our uncertain tax positions to ensure that the appropriate amounts were recognized in each period.  This correction resulted in an increase in income tax expense and other long-term liabilities of $67 thousand and $47 thousand in the first quarter of 2011 and 2012, respectively.  We also identified errors in the accounting related to the changes in the valuation allowance recorded on our net deferred tax assets during the fiscal quarters of 2011. Prior to the fourth quarter of 2011, we maintained a full valuation allowance.  We did not appropriately account for changes to the valuation allowance in quarterly periods prior to that time.  The correction in the accounting for the valuation allowance resulted in a $106 thousand decrease to income tax expense and a corresponding increase in deferred tax assets in the first quarter of 2011, but had no effect on the income tax benefit recognized for the full year.

Income tax effect of restatement adjustments. The restatement adjustments were analyzed to determine which amounts had a corresponding impact on our income tax expense and the result is reflected as the income tax effect of restatement adjustments.

A summary of the nature of the restatement adjustments and their impact on previously reported net income is as follows (in thousands):

	Twelve Weeks Ended
	March 28, 2011 (1)	March 26, 2012
Net income
As reported	$1,158	$2,491
Adjustments:
Depreciation expense	17	(20)
Repairs and maintenance expense	(176)	(89)
Loss on disposal of property and equipment	(149)	(89)
Deferred rent	(279)	(547)
Amortization expense	9	9
Advertising expense	(220)	(275)
Vacation accrual	(166)	—
Professional fees	—	175
Income tax effect of restatement adjustments	311	277
Income tax error adjustments	39	(47)
Net adjustment to net income	(614)	(606)
As restated	$544	$1,885

The impacts of these restatements on our condensed consolidated financial statements are summarized below (in thousands, except per share amounts):

	March 26, 2012
	As Reported	As Restated
Selected Balance Sheet Data:
Accounts receivable	$6,948	$6,987
Deferred tax assets - current	1,053	868
Prepaid rent and other current assets	4,774	4,741
Total current assets	25,762	25,583
Property and equipment, net	157,067	151,738
Deferred charges, net	4,364	3,800
Deferred tax assets - long-term	664	3,764
Total assets	193,076	190,107
Accrued liabilities	23,271	22,687
Deferred rent	6,006	9,597
Other long-term liabilities	819	1,243
Total liabilities	168,983	172,414
Additional paid-in capital	11,538	4,097
Accumulated earnings	12,363	13,404
Total stockholder’s equity	24,093	17,693
Total liabilities and stockholder’s equity	193,076	190,107

	Twelve Weeks Ended March 28, 2011 (1)		Twelve Weeks Ended March 26, 2012
	As Reported	As Restated	As Reported	As Restated
Selected Statement of Operations Data:
Labor and benefits	$24,450	$24,566	$28,047	$28,047
Occupancy expenses	6,510	6,597	7,281	7,532
Other operating expenses	15,077	15,471	18,206	18,568
General and administrative	5,517	5,581	6,386	6,223
Depreciation and amortization	3,349	3,323	3,938	3,949
Pre-opening costs	805	985	1,242	1,528
Loss (gain) on disposal of property and equipment	(4)	145	—	89
Income from operations	4,180	3,216	5,366	4,530
Income before income taxes	1,622	658	3,369	2,533
Income tax expense	464	114	878	648
Net income	1,158	544	2,491	1,885
Net income per share
Basic and diluted	$0.06	$0.03	$0.13	$0.10

Selected Cash Flow Data:
Net income	$1,158	$544	$2,491	$1,885
Depreciation and amortization	3,349	3,323	3,938	3,949
Deferred income tax	315	—	59	13
Non-cash loss (gain) on disposal of property and equipment	(4)	133	—	89
Decrease (increase) in operating assets	(3,090)	(3,090)	(1,450)	(1,450)
Increase (decrease) in operating liabilities	6,678	7,308	5,100	5,563
Net cash provided by operating activities	9,897	9,709	10,380	10,291
Purchases of property and equipment	(8,301)	(8,113)	(6,737)	(6,648)
Net cash used in investing activities	(8,297)	(8,109)	(5,612)	(5,523)

(1) The “As Reported” numbers included above for the twelve weeks ended March 28, 2011 are the amounts that were included within the final IPO prospectus and as previously revised. During the third quarter of 2011, we identified certain previously expensed personnel, travel and interest costs incurred in 2011 related to new restaurant development which should have been capitalized and amortized over the applicable useful life of the related restaurant unit assets. We assessed the materiality of these errors and concluded that they were not material to any prior annual or interim periods. We previously revised our consolidated financial statements as of and for the twelve weeks ended March 28, 2011. In the previous revision, income from operations was increased by $102 thousand and net income was increased by $120 thousand for the twelve weeks ended March 28, 2011.

In connection with the $80.0 million dividend payment made in March 2011 (see Note 4), we reduced additional paid-in capital by $65.9 million for the amount of the dividend that exceeded our accumulated earnings balance at that time. As a result of the restatement, accumulated earnings at the time of the dividend payment was reduced by $7.4 million. Therefore, we reduced additional paid-in capital by the additional $7.4 million.

Note 3—Property and Equipment, net

Property and equipment consists of the following (in thousands):

	January 2, 2012	March 26, 2012
	(As restated)	(As restated)
Leasehold improvements	$164,127	$171,877
Equipment	21,160	22,212
Furniture and fixtures	10,318	10,796
Construction in progress	10,594	13,766
	206,199	218,650
Less accumulated depreciation	63,178	66,912
	$143,021	$151,738

Depreciation expense, as restated, was approximately $3.2 million and $3.8 million for the twelve weeks ended March 28, 2011 and March 26, 2012, respectively, of which approximately $3.1 million and $3.7 million relate to restaurant operations.

Note 4—Debt Obligations

Debt obligations consisted of the following for the periods presented below (in thousands):

	January 2, 2012	March 26, 2012
$120.0 million term loan, due March 2016	$117,750	$117,000
Capital leases	7	—
Total debt	117,757	117,000
Less current portion	3,007	3,000
Long-term debt obligations	$114,750	$114,000

In March 2011, we entered into a $145.0 million senior secured credit facility with General Electric Capital Corporation and a syndicate of financial institutions (“GE”). The credit facility consists of (a) a $120.0 million term loan (“Term Loan”) and (b) a revolving credit facility of up to $25.0 million (“Revolving Credit Facility”) which includes a letter of credit subfacility for up to $6.0 million and a swing line subfacility of up to $5.0 million. Borrowings under the senior secured credit facility bear interest at a fluctuating rate equal to, at our option, either (a) a base rate plus three and one-half percent (3.50%) per annum, or (b) LIBOR (subject to a floor of 1.5%) plus four and three-quarter percent (4.75%) per annum. The base rate is the higher of (1) the federal funds rate plus 0.50%, (2) the U.S. prime rate last quoted by The Wall Street Journal, and (3) the sum of the three-month LIBOR (subject to a floor of 1.5%) plus the excess of the LIBOR applicable margin over the base rate applicable margin. The Revolving Credit Facility provides for a commitment fee of 0.5% per year on the unused portion.

The weighted average interest rate (including margin) on the Term Loan and the Revolving Credit Facility for the twelve weeks ended March 26, 2012 was 6.25% and 6.75%, respectively. As of March 26, 2012, we had outstanding letters of credit of approximately $1.8 million and available borrowing capacity of approximately $23.2 million under the Revolving Credit Facility. During the twelve weeks ended March 26, 2012, the Revolving Credit Facility had average daily borrowings of $1.2 million. As of January 2, 2012 and March 26, 2012, the Revolving Credit Facility had no outstanding balance.

In addition to regularly scheduled payments of principal, mandatory prepayments are also required to be made upon the occurrence of certain events including, without limitation, (i) sales of certain assets, subject to reinvestment provisions, (ii) receipt of certain casualty and condemnation awards proceeds, subject to reinvestment provisions, (iii) the incurrence of certain additional indebtedness, (iv) issuance of equity in some cases, and (v) excess cash flow on an annual basis (as defined in the credit agreement). The senior secured credit facility contains a number of covenants that restrict our ability to incur additional indebtedness, create liens on assets, sell assets, make investments, and pay dividends and distributions. In addition, we are required to comply with certain financial covenants, including maximum consolidated effective leverage ratio, maximum capital expenditures, and a minimum consolidated fixed charge ratio. As of March 26, 2012, we were in compliance with these covenants. See Note 8.

We used the proceeds from the Term Loan to repay prior indebtedness, make an $80.0 million distribution to our stockholder, pay certain fees and expenses associated with the closing of the credit facility, and terminate our interest rate swap contract. Deferred financing fees of $4.6 million relating to the Term Loan were capitalized as deferred charges in the consolidated balance sheets. The termination of the interest rate swap was paid in March 2011 and was recorded as a $0.4 million increase in interest expense, net. The $1.4 million balance of deferred financing costs related to our prior indebtedness was written off to interest expense in our consolidated statements of operations.

On October 29, 2012, we entered into a new senior secured credit agreement. See Note 8.

The carrying value of our long-term debt approximates fair value. The estimate of the fair value of our debt is based on observable market information from a third party pricing source and is classified in level 2 of the fair value hierarchy.

Note 5—Net Income per Share

Basic net income per share is computed using the weighted average number of common shares outstanding during the period, while diluted net income per share is computed using the weighted average number of common shares outstanding plus all potentially dilutive common share equivalents outstanding during the period. The following table summarizes the components to determine the numerator and denominators of basic and diluted net income per share (in thousands):

	Twelve Weeks Ended
	March 28, 2011	March 26, 2012
Numerator:
Net income (as restated)	$544	$1,885
Denominator:
Basic and diluted weighted average shares outstanding	19,178	19,178

Note 6—Supplemental Disclosure of Cash Flow Information

The following table sets forth certain noncash financing activities as follows (in thousands):

	Twelve Weeks Ended
	March 28, 2011	March 26, 2012
Unpaid liabilities for property and equipment	$4,004	$8,783

Note 7—Contingencies

On July 18, 2012, we announced that we intended to restate our financial statements for the years ended December 28, 2009, January 3, 2011 and January 2, 2012 and the twelve week periods ended March 28, 2011.  On July 20, 2012, a putative class action complaint was filed in the U.S. District Court for the Southern District of Texas against us, certain of our current directors and officers and the underwrites in the IPO.  The plaintiffs allege that all the defendants violated Section 11 of the Securities Act of 1933 (the “Securities Act”), the underwriters violated Section 12 of the Securities Act and certain of our directors and officers have control person liability under Section 15 of the Securities Act, based on allegations that in light of the July 18, 2012 restatement announcement, our IPO registration statement and prospectus contained untrue statements of material facts, omitted to state other facts necessary to make the statements made not misleading, and omitted to state material facts required to be stated therein.  Plaintiffs seek unspecified compensatory damages and attorneys’ fees and costs.

We believe this lawsuit is without merit, and we are vigorously defending the lawsuit.  However, we are unable to predict the outcome of this case and any future related cases.

We are also subject to a variety of other claims arising in the ordinary course of our business, including personal injury claims, contract claims and claims alleging violations of federal and state law regarding workplace and employment matters, discrimination and similar matters.  Whether a claim brought against us in the future is valid or whether we are liable, such a claim would be expensive to defend and may divert time, money and other valuable resources away from our operations and, thereby, hurt our business.

Note 8—Subsequent Events

Debt

On April 23, 2012, we entered into an amendment to our senior secured credit agreement that became effective on the date we received proceeds from our initial public offering (“IPO”). As required by the amendment, we used $42.5 million of our net proceeds to prepay a portion of our Term Loan. The prepayment was applied to the next six regularly scheduled quarterly term loan principal payments and reduced the remaining principal payments on a pro rata basis. The amendment included other revisions to the credit agreement, the most significant of which were modifications to our financial covenants that increased the amount that we can spend annually on growth related capital expenditures, lowered the principal component of the fixed charge ratio calculation proportionally to the pay down, and reduced our effective leverage ratio by 25 basis points for substantially all remaining quarterly periods. The amendment also eliminates the annual mandatory prepayment requirement related to excess cash flow.

In relation to the restatement of our financial statements (see Note 2), on August 1, 2012, we received waivers through October 19, 2012 from our lenders whereby our lenders agreed to waive the rights and remedies under our credit agreement arising from the delay in filing our quarterly report on Form 10-Q for the quarter ended June 18, 2012. Most recently, on October 19, 2012 we received an extension to the original waiver that effectively extended the prior waivers through November 15, 2012 and that also waived the rights and remedies of our lenders under the credit agreement arising from any delay in filing our Form 10-Q for the quarter ended September 10, 2012.

On October 29, 2012, we entered into a new $100 million five-year senior secured revolving credit facility (the “New Revolving Credit Facility”), which includes a letter of credit sub-facility of up to $10.0 million and a swing line sub-facility of up to $15 million, with a syndicate of commercial banks and other financial institutions.  We used borrowings under the facility along with cash on hand to repay our Term Loan and expect to use the facility for working capital and other general corporate purposes.

The initial interest rate for borrowings under the facility will be equal to, at our option, either (a) LIBOR plus a margin of 2.00%, or (b) the Base Rate (as defined in the agreement) plus a margin of 1.00%.  Thereafter, the applicable margins are subject to adjustment based on our leverage ratio as determined on a quarterly basis.  In addition, we are required to pay a commitment fee on the unused portion of the New Revolving Credit Facility.  The commitment fee rate is initially 0.30% per annum, and is also subject to adjustment thereafter on a quarterly basis based on our leverage ratio.

The New Revolving Credit Facility contains financial covenants including a leverage ratio and a minimum fixed charge coverage ratio, as described in the agreement. The facility also contains other covenants which, among other things limit our ability to incur additional indebtedness, create liens on our assets, make certain investments, guarantees or loans, merge, consolidate or otherwise dispose of assets other than in the ordinary course of business, make acquisitions, and pay dividends or make other restricted payments.  The facility is guaranteed by each of our subsidiaries and secured by substantially all of our present and future assets and a lien on the capital stock or other equity interests of our direct and indirect subsidiaries.

Initial Public Offering

On May 10, 2012, our registration statement was declared effective by the SEC and we completed our initial public offering of 5,769,231 shares of our common stock at an offering price of $14.00 per share. Of the 5,769,231 shares offered, 5,572,703 shares were sold by us, and 196,528 were sold by the selling stockholders. We granted the underwriters an option to purchase up to an additional 865,384 shares of common stock at the IPO price, which the underwriters exercised in full on May 10, 2012. Our common stock began trading on the NASDAQ National Market under the symbol “IRG” on May 11, 2012.

Including the underwriters’ exercise of the over-allotment option, we received net proceeds from the offering of approximately $81.1 million, after deducting underwriter discounts and commissions of $6.3 million and other fees and expenses of $2.7 million. We did not receive any proceeds from the shares sold by the selling stockholders. A portion of the net proceeds was used to prepay $42.5 million of our outstanding Term Loan and to pay J.H. Whitney a $1.0 million fee in connection with the termination of our management agreement.

Stock Split

Immediately prior to the completion of the offering, we effected a 19,178.226-to-1 stock split. We also reduced the par value of our common stock from $1.00 per share to $0.01 per share. Since the increase in the number of shares is not proportionate to the decrease in par value, we increased common stock in the consolidated balance sheets and statement of changes in shareholders’ equity by $0.2 million with a corresponding decrease to additional paid-in capital.

The share and per share information included in these consolidated financial statements have been retroactively restated to reflect the stock split for all periods presented.

Authorized Capital Stock

In connection with our initial public offering, we amended and restated our Certificate of Incorporation. The amended and restated Certificate of Incorporation provides that we are authorized to issue 500,000,000 shares of common stock, par value $0.01 per share, and 100,000,000 shares of preferred stock, par value $0.01 per share.

Omnibus Incentive Plan

In May 2012, the Company’s stockholders approved the adoption of our 2012 Omnibus Incentive Plan (“2012 Plan”). Under the 2012 Plan, we are authorized to grant stock-based awards in the form of stock options, restricted stock, restricted stock units, stock appreciation rights (“SARs”), and other stock-based awards. The maximum number of common shares reserved for the grant of awards under the 2012 Plan is 1,980,074, subject to adjustment as provided by the 2012 Plan. Stock options and SARs granted under the 2012 Plan may not have a term exceeding ten years from the date of grant. Other specific terms for awards granted under the 2012 Plan shall be determined by our board of directors (or a committee of its members).